EXHIBIT 23.1(b)

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated April 5, 2013 with respect to the consolidated financial statements of Heelys, Inc. for the years ended December 31, 2012 and 2011 included in the Current Report of Sequential Brands Group, Inc. on Form 8-K/A dated April 5, 2013, which is incorporated by reference in this Registration Statement.  We consent to the incorporation by reference in the Registration Statement of the aforementioned report, and to the use of our name as it appears under the caption "Experts.”

/s/ GRANT THORNTON LLP

New York, New York
September 27, 2013